Supplemental Information (Unaudited)
June 30, 2003

Shareholder Meeting
On March 28, 2003, a Special Meeting of the shareholders of the Investors Mark Series Fund was held. The matters considered at the meeting, altogether with the actual vote tabulations relating to such matters are as follows:

Proposal 1:
To elect eight Directors for the Fund to hold office until their successors are duly elected and qualified or until their earlier resignation or removal.

		        Number of       Number of
Director		Votes For	Votes Withheld
T. Geron Bell		 6,579,730 	 259,225
Norse N. Blazzard	 6,579,730 	 259,225
Sandra J. Hale		 6,579,730 	 259,225
Ronald James		 6,579,730 	 259,225
William H. Russell	 6,579,730 	 259,225
H. David Rybolt		 6,579,730 	 259,225
James Seward		 6,579,730 	 259,225
Jay H. Wein		 6,579,730 	 259,225

Proposal 2:
To approve a new Investment Advisory Agreement between the Fund on behalf of each Portfolio and Investors Mark Advisor, LLC.

		         For 	      Against 	Abstain
Large Cap Value		 320,559 	 -   	 44,339
Large Cap Growth	 405,244 	 -   	 10,640
Mid Cap Equity		 291,759 	 -   	 26,346
Small Cap Equity	 444,187 	 -   	 15,645
Growth & Income		 529,815 	 4,502 	 8,641
Balanced		 442,497 	 -   	 -
Intermediate Fixed Income522,717 	 -   	 14,992
Global Fixed Income	 642,589 	 -   	 90,754
Money Market		 2,952,452 	 -   	 71,277

Proposal 3:
To approve a new Sub-Advisory Agreement between Investors Mark Advisor, LLC and David L.
Babson & Company Inc.

		         For 	      Against 	Abstain
Large Cap Value		 320,559 	 -   	 44,339
Large Cap Growth	 404,055 	 1,036 	 10,794
Mid Cap Equity  	 291,759 	 -   	 26,346
Small Cap Equity	 444,187 	 -   	 15,645
Growth & Income		 528,310 	 6,006 	 8,641
Balanced		 442,497 	 -   	 -
Intermediate Fixed Income522,717 	 -   	 14,992
Global Fixed Income	 642,589 	 -   	 90,754
Money Market		 2,952,452 	 -   	 71,277